Exhibit 99.1

PRESS RELEASE

VCG Holding Corp (ticker: PTT, exchange: AMEX) News Release

May 31, 2007

VCG Holding Corp Announces the Purchase of Classic Affairs

Inc. in Minneapolis, Minnesota.

DENVER (BUSINESS WIRE) May 31, 2007 VCG Holding Corp (AMEX: PTT), VCG Holding Corp. a nationwide owner/operator of adult nightclubs, announced today that it has completed the purchase of all of the stock of Classic Affairs Inc. in Minneapolis, Minnesota. The 23,000 square foot club operates under the name Scheiks Palace Royale, and is located in a prime downtown location, blocks away from the Metrodome Stadium. The building was originally a federal reserve bank in the 1920’s, and retains status as a registered historic landmark.

The total purchase price for the club and its underlying real estate was $10 million in cash. However, to maximize its financial flexibility, VCG entered into a sale-leaseback transaction for the real estate which generated $3 million of proceeds and reduced the company’s effective purchase price of the club to $7 million. In 2006, the club generated revenue of approximately $5 million and pro-forma net income (adjusted for the sale-leaseback and taxes) of approximately $1.3 million.

Troy Lowrie, CEO and Chairman of VCG, stated “We are very excited about this acquisition. While we paid slightly in excess of 5 times pro forma net income for the club, we believe we can significantly increase its profitability. We intend to open the club during the daytime, which typically increases a club’s revenue by 15%. We also intend to open the club on Sundays. Since the club is only two blocks away from the Metrodome, we believe it can capitalize on the attendance at Vikings football games, Twins baseball games, and other events at this venue. Our experience in Denver has taught us that operating a club on a sports Sunday can meaningfully increase a club’s profitability. The Minneapolis club also has a top floor which we can use as a disco or for other purposes as we have successfully done at some of our other clubs. Finally, we intend to expand the Minneapolis club’s kitchen and utilize other portions of the unused space. In total, the changes we intend to make at the club are relatively easy to implement and should generate significant increases in net income and cash flow.”

“This acquisition is highly accretive,” Mr. Lowrie continued, “and adds what we believe is the best facility in the country that houses an adult nightclub. In addition, this acquisition further validates our strategy of using our extensive industry contacts to help us identify and acquire clubs at attraction valuations. VCG is rapidly becoming the buyer of choice to the many adult night club owners who are interested in selling their clubs. VCG’s acquisition pipeline remains robust and we will continue to use our disciplined acquisition criteria to capitalize on these opportunities. 2007 has been a busy year for VCG. We have acquired 8 clubs so far and expect to acquire additional clubs during the remainder of the year. We remain very comfortable with our previously announced earnings guidance and are enthusiastic about the company’s future.”

Under the terms of the sale-leaseback mentioned above, a newly formed limited partnership acquired the club’s real estate for $3 million and then agreed to lease the property to VCG for 20 years. VCG will be the 1% general partner and third party investors will be the 99% limited partners. VCG maintains first rights to buyout the 99% limited partnership interests. Mr. Lowrie said “the sale-leaseback is a wonderful transaction since it enables VCG to essentially control the club’s real estate while enabling the company to invest its capital in future acquisitions of clubs which will be even more accretive to shareholders.”

Please visit our website at www.vcgh.com to view pictures of this amazing building and business.

About VCG Holding Corp.

VCG Holding Corp. is an owner and operator of adult nightclubs throughout the United States. The Company currently owns thirteen adult nightclubs and one upscale dance lounge. The night clubs are located in Raleigh, Indianapolis, St. Louis, Denver, Colorado Springs, and Louisville.

Forward-looking statements

Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions; the Company’s ability to identify and secure suitable locations for new nightclubs on acceptable terms, open the anticipated number of new nightclubs on time and within budget, achieve anticipated rates of same-store sales, hire and train additional nightclub personnel and integrate new nightclubs into its operations; the continued implementation of the Company’s business discipline over a large nightclub base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; changes in customer spending patterns; the impact of any negative publicity or public attitudes; competitive pressures from other national and regional nightclub chains; business conditions, such as inflation or a recession, or other negative effect on nightclub patterns, or some other negative effect on the economy, in general, including (without limitation) growth in the nightclub industry and the general economy; changes in monetary and fiscal policies, laws and regulations; war, insurrection and/or terrorist attacks on United States soil; and other risks identified from time to time in the Company’s SEC reports, including the Annual Report on Form 10-KSB for 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, registration statements, press releases and other communications. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

Troy H. Lowrie, CEO

Donald W Prosser, CFO

VCG Holding Corporation

390 Union Blvd, Suite 540

Lakewood, Colorado 80228

Telephone	303.934.2424
Facsimile	303-922.0746
Email:	tlowrie@vcgh.com
dprosser@vcgh.com